Exhibit 99.3

July 17, 2023

Board of Directors

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Pkwy N, Suite 800

Houston, TX 77064

Re:	Initially Filed Registration Statement on Form S-4 of Patterson-UTI Energy, Inc., filed July 17, 2023 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 14, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to Patterson-UTI Energy, Inc. (the “Company”) of the exchange ratio of 0.7520 shares of common stock, par value $0.01 per share, of the Company to be issued in exchange for each outstanding share of common stock, par value $0.01 per share, of NexTier Oilfield Solutions Inc. (“NexTier”) pursuant to the Agreement and Plan of Merger, dated as of June 14, 2023, by and among the Company, Pecos Merger Sub Inc., a wholly owned subsidiary of the Company, Pecos Second Merger Sub LLC, a wholly owned subsidiary of the Company, and NexTier.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Patterson-UTI’s Financial Advisor”, “The Mergers—Recommendation of the Patterson-UTI Board and Reasons for the Mergers”, “The Mergers—Certain Patterson-UTI Unaudited Prospective Financial Information”, “The Mergers—Non-GAAP Financial Information” and “The Mergers—Opinion of Patterson-UTI’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC